Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001531	$ 0.00
Fees Previously Paid	2	$ 11,777,914.72		$ 1,803.20
	Total Transaction Valuation:	$ 11,777,914.72
	Total Fees Due for Filing:			$ 1,803.20
	Total Fees Previously Paid:			$ 1,803.20
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(a) The transaction value is calculated as the aggregate maximum purchase price for Shares. The fee of $1,803.20 was paid in connection with the filing of the Schedule TO-I by Onex Direct Lending BDC Fund (File No. 005-93864) on July 14, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

[2]	(b) Calculated at $153.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A